EXHIBIT 3.50

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY

Company No. 3618729

The Registrar of Companies for England and Wales hereby certifies that DELPHCROWN LIMITED is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 20th August 1998

CERTIFICATE OF INCORPORATION ON CHANGE OF NAME

Company No. 3618729

The Registrar of Companies for England and Wales hereby certifies that DELPHCROWN LIMITED having by special resolution changed its name, is now incorporated under the name of GC PAN EUROPEAN CROSSING UK LIMITED Given at Companies House, London, the 2nd November 1998